EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation
Cybex Capital Corporation	New York
Cybex International UK Ltd.	United Kingdom
Cybex Hong Kong Limited	Hong Kong